EQUITY LIFESTYLE PROPERTIES, INC. BUSINESS ETHICS AND CONDUCT POLICY

I.INTRODUCTION

This Policy sets forth the basic guidelines which Equity LifeStyle Properties, Inc. and its subsidiaries (collectively, the “Company”) expects its officers, directors, management, and other employees to follow in conducting business on behalf of the Company with the Company's customers, the general public, creditors, suppliers and competitors, governmental entities and with fellow Company personnel. This Policy supplements and is in addition to the information contained in the Employee Handbook previously distributed to you. The Company reserves the right to modify this Policy from time to time.

No policy can be complete in all respects. Good judgment based upon an understanding of the laws, regulations, and canons of ethics is the best safeguard against improper or unethical conduct. Each employee is expected to attain a level of understanding of this Policy which will permit the proper exercise of such judgment, and to seek legal counsel in those circumstances where such judgments could be questioned.

The Company’s internal auditors and legal staff will monitor compliance with this Policy to assure that the Company conducts itself in a manner consistent with its obligations to society and its stockholders. In addition, those with management responsibilities within any area covered by this Policy may periodically be required to complete the “Management Representation of Compliance with Company Policies” - a written assurance of compliance with the legal and ethical principles set forth in this Policy. The form of this questionnaire is set forth at the end of this Policy.

A.General Policy

The Company and its personnel are expected at all times to transact business in full compliance with the law and in accordance with the highest principles of honesty and ethical conduct. Each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

These Policy guidelines are to be strictly adhered to at all times and under all circumstances. The Company will review violations of the Policy and may take disciplinary action, including, if appropriate, discharge from employment.

B.Scope

The guidelines set forth in this Policy apply to all Company personnel and all Company related transactions. Every director, officer and employee must be familiar with and comply with this Policy. Moreover, those with supervisory responsibilities must ensure that employees under their direction or control are acquainted with applicable portions of the Policy. Company officers and directors should also be aware that there are special legal requirements, not covered by this Policy, which apply to corporate fiduciaries.

The Company’s commitment to full compliance applies to all applicable laws, regulations and judicial decrees of the United States (federal, state and local) and of other countries where the Company transacts its business. Portions of this Policy concentrate on laws and regulations which are particularly relevant to the Company’s business activities; however, this special emphasis on relevant areas of law does not limit the general policy requiring full compliance with all applicable laws and regulations.

In addition to compliance with all legal requirements, each officer, director and employee must adhere to the overriding ethical and professional standards generally governing the conduct of business. The Company’s interests are not served by any unethical practice or activity even though not in technical violation of the law.

C.Effect of Policy Violation

Any knowing violation of the laws, regulations, or principles of ethics set forth in this Policy will be grounds for disciplinary action or dismissal from employment, and may subject the employee or former employee to civil liability and/or criminal prosecution under appropriate law. Any employee who knowingly authorizes or permits another to engage in a violation will also be subject to disciplinary action, dismissal, and other penalties.

D.Employee Responsibilities and Rights Under Policy

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Every employee is obliged to strictly adhere to this Policy at all times and under all circumstances. Any employee who is aware of violations or potential violations of laws, rules, regulations or this Policy has a duty to either (i) advise their supervisor, the Company’s Compliance Officer or the Law Department or (ii) call the Company’s AlertLine at 1- 833-500-1758 to submit information on a confidential and anonymous basis regarding any such concerns. The Compliance Officer will promptly investigate all calls to the AlertLine and report the results of the investigation to the Chairperson of the Audit Committee. Further, any uncertainties regarding legal or ethical issues involving Company affairs or doubts about the best course of action in a particular situation requires the employee to seek the advice of the Law Department for clarification. An error in failing to secure advice or report Policy violations could be costly to the individual and to the Company.

It is the right of every employee to report other persons’ (individual or Company) violations or seek the advice of the Law Department without risk to the employee’s job status or position by reason of such report or inquiry. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

E.Definitions

The terms “personnel” and “employee” apply to all Company officers, directors, managers, and other employees. “Law Department” refers to the Company’s Chief Legal Officer and Vice Presidents in the Company’s Law Department.

F.Additional Information

Additional copies of this Policy are available from the Human Resources Department or the Law Department. Any employee in doubt about whether this Policy applies to a particular transaction or uncertain about the proper course of conduct to follow should contact the Law Department, which is available to answer questions and provide guidance.

II.CONFLICTS OF INTEREST, CORPORATE OPPORTUNITIES AND VIOLATIONS OF TRUST

A.General

The Company is determined to establish and maintain a high standard of business ethics in the conduct of its affairs. Accordingly, this places a heavy responsibility on all employees of the Company, on whose character and judgment the confidence of the public ultimately depends. The responsibility is shared by all employees, but obviously it rests in special measure on the directors and officers of the Company and on those management employees by whose decisions and advice the Company is guided.

This portion of the Policy deals with one aspect of that responsibility - the avoidance of circumstances which might, in fact or in appearance, cause an individual to place their own interest above their obligations to the Company. The words “in appearance” should be noted particularly since the appearance of an action might tend to impair confidence even though the individual may not actually do anything wrong. The requirements of this Policy are in addition to any provisions of law pertaining to this subject.

For the purpose of this Policy, the interest of each director, officer or employee includes any interests of their immediate family: any child, stepchild, parent, stepparent, spouse, sibling, mother- in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household of such director, officer or employee.

1.Financial Interests in Company Transactions

It is the duty of each director, officer and employee to avoid having any financial interest in any transaction between the Company, any of its subsidiaries and a third party which might conflict with the proper performance of their corporate duties or responsibilities, or which might tend to adversely affect their independent judgment with respect to such transaction.

Accordingly, (a) unless, in the case of directors and officers, specifically approved by the Board of Directors after full disclosure of all relevant facts or (b) unless, in the case of other employees, specifically approved by appropriate supervisors (i.e., Senior Vice President and Executive Vice President and Chief Operating Officer) and the Law Department, and if necessary as determined by such supervisors and Law Department, approved by the Board of Directors of the Company after full disclosure of all relevant facts:

a.No director, officer or employee shall own a direct or indirect interest in any supplier, contractor, subcontractor, competitor, customer or other entity with which the Company does business.

This Policy is not intended to preclude ownership of publicly-traded securities of a corporation with which the Company or any of its subsidiaries has dealings; nor is it intended to preclude ownership of other security holdings which could not be used to exert any influence whether because of their relatively small size or because of the insignificance of the company’s dealings with the Company. Accordingly, ownership of securities which are traded on a public stock exchange and ownership of securities where the aggregate amount owned by the director, officer or employee constitutes less than two and one-half percent (2.5%) of the securities shall not be deemed to involve financial interest prohibited by this Policy.

The above exception notwithstanding, purchases and sales of securities and other property should be avoided which are so timed in relation to the Company’s or any of its subsidiaries’ operations that they might be regarded or viewed as attempting to profit by using improperly obtained special knowledge of the Company’s investment intentions or other confidential information obtained by reason of official positions.

b.No director, officer or employee shall acquire property with the knowledge that its value is likely to be benefited by action that the individual is aware is being considered by the Company.

c.No director, officer or employee shall acquire any property where confidential or unpublished information, obtained through the Company or in course of performing duties for the Company, has in any way been utilized in such acquisition.

d.No director, officer or employee shall appropriate or divert to others any business opportunity in which it is known or could reasonably be anticipated that the Company would be interested.

e.No officer or employee may use corporate property, information or position for improper personal gain, and no officer or employee may compete with the Company directly or indirectly. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

f.No officer or employee shall be employed by or hold any officership, directorship, partnership or other official position in a business or professional firm or corporation outside of the Company, without the consent of the Audit Committee of the Board of Directors of the Company.

g.All officers and full-time employees should avoid outside business activities which may conflict with their ability to devote their efforts full-time to the business of the Company.

In many cases, a potential conflict of interest or violation of trust may be avoided by making a full disclosure of the facts prior to any transaction, thereby permitting the Company to make an informed, independent decision regarding the transaction. Such disclosure should be made in accordance with the process outlined in the Company’s the Related Party Disclosure form which can be found on the Company’s intranet. The Company reserves the right to condition the approval of any specific transaction on such terms and conditions as the Company in its sole discretion may require including, but not limited to, specific financial reporting and audit requirements.

2.Benefits, Favors, Gifts and Entertainment

It is the duty of each director, officer or employee to avoid receipt of or giving of benefits, favors, gifts and entertainment which might conflict with the proper performance of their corporate responsibilities, or which might tend to adversely affect their independent judgment on behalf of the Company or any of its subsidiaries.

If the benefit, favor or gift is more than a token gift of insubstantial value and is offered in return for or in expectation of corporate business, it should not be accepted. In regard to acceptance of business entertainment, it is recognized that entertainment often may be incidental to business relationships of value to the Company. But expensive hospitality should not be accepted unthinkingly. Reasonable hospitality may be accepted, including traditional promotional events consistent with usual business practice, provided that it (i) cannot be construed as a bribe or payoff, (ii) is not in violation of any law, (iii) would not damage the reputation of the Company if disclosed publicly and (iv) is otherwise consistent with the best interests of the Company and this Policy. Employees should consult with the Compliance Officer and Law Department for any questions regarding the appropriateness of an activity or offering.

Each director, officer or employee wherever located is expected to adhere to the letter and spirit of the United States Foreign Corrupt Practices Act (the “FCPA”), which prohibits giving or promising money or items of value to any foreign official (foreign government official, political party or candidate or public international organization) for the purpose of influencing a decision or obtaining business. The FCPA further prohibits giving money or items of value to any person or firm when there is reason to believe that it will be passed on to a foreign government official for this purpose. No director, officer or employee shall make or recommend any payment from the Company’s funds or assets to or for the benefit of a representative of any domestic or foreign government or public international organization. Furthermore, no one shall ever be used as a conduit for corrupt payments. All agents of the Company must be engaged in providing legitimate business services for a fee not in excess of the customary local rate for similar services.
Notwithstanding whether the FCPA has been complied with, a relationship with public officials must not jeopardize the reputation of the officials or the Company should the full details of the relationship, including gifts or entertainment, become public. Relationships that could be perceived as questionable should be disclosed to the Compliance Officer or Law Department. Please refer to the Company’s Anti-Corruption Compliance Policy for more information regarding the principles and requirements for compliance with applicable anti-corruptions laws.

3.Disclosure

It is the duty of each director, officer or employee, when they find that they have an interest or affiliation which might conflict with the proper performance of their corporate duties or responsibilities or which might tend to adversely affect their independent judgment on behalf of the Company, or when they find themselves in doubt as to the proper application of this Policy, to report the facts to the Law Department or Chairman of the Audit Committee and be guided by the instructions they receive from the Law Department or Chairman. Except as otherwise directed by those instructions, they should refrain from participating in any matters which might reasonably be affected by their adverse interest. The Chairman of the Audit Committee will advise the auditors of the Company of any matters approved by the Board of Directors pursuant to this Policy.

B.Specific Examples of Conflicts or Violations

It may be considered to be in conflict with the Company’s interest, or a violation of trust for a director, officer or employee or any immediate member of their family:

1.to have an undisclosed interest in or involvement with any organization which has business dealings with the Company where there is an opportunity for preferential treatment to be given or received, except where such an interest comprises securities in widely-held corporations which are quoted and sold on the open market and the interest is not material (less than two and one-half (2.5%) percent of the outstanding securities);

2.to buy, sell or lease any kind of property, facilities or equipment from or to the Company or to any company, firm or individual who is or is seeking to become a contractor, supplier or customer without disclosing same (and obtaining permission) prior thereto;

3.to accept commissions, a share in profits (other than dividends or interest on securities of widely-held corporations) or other payments, loans (other than with established banking or financial institutions), services, excessive entertainment and travel, or gifts of more than nominal value, from any individual or organization doing or seeking to do business with the Company; or

4.to take advantage of any opportunity for personal gain that rightfully belongs to the Company. This would include business opportunities of which an employee becomes aware because of their employment by the Company. Such opportunities must be offered to the Company.

C.Effect of Violations

As with any other violation of Policy, a violation of the above conflict of interest and corporate opportunity provisions will be grounds for disciplinary action including possible dismissal from employment, and may subject the director, officer or employee to civil liability and/or criminal prosecution under appropriate law. Even so, not every potential conflict of interest is a Policy violation - under some circumstances following a full disclosure by the director, officer or employee, the Board of Directors or senior management of the Company, as provided in this Policy, may determine to engage in a particular transaction which is beneficial to the Company notwithstanding the potential conflict or to permit the director, officer or employee to engage in such transaction. In such a case, the above conflict of interest provisions are not violated. Therefore, the effect of a particular conflict of interest will depend upon the nature of the conflict, its disclosure by the director, officer or employee, its effect upon the Company and the means available to recompense loss or prevent future injury.

III.COMPLIANCE WITH LAWS, RULES AND REGULATIONS

A.Compliance with Governmental Authorities

The Company and its directors, officers and employees shall comply with the laws, regulations, decrees and orders of every governmental agency, regulatory authority, and judicial body having jurisdiction over the Company’s operations. The Company holds informational and training sessions to promote compliance with laws, rules and regulations, including insider trading laws. The Company shall cooperate with governmental agencies in the proper performance of their duties to the fullest extent possible. To ensure the Company’s compliance and cooperation commitment is satisfied, the Law Department should be immediately informed of any governmental request or inquiry.

B.Antitrust and Trade Regulation

Every officer, director, and employee of the Company shall at all times abide by the antitrust laws and trade regulations of the United States. Violations of the antitrust laws or trade regulations may subject the Company to fines, injunctions and substantial monetary damages. Moreover, violations of certain antitrust laws are considered felonies, exposing an employee to the risk of fine and/or imprisonment.

C.Relationships with Governmental Officials

Payments (regardless of amount), entertainment (other than meals where Company-related work activities are conducted), or gifts (of more than nominal value) to government officials and other government personnel of the United States and other domestic or foreign jurisdictions, regardless of motive, are viewed by the Company as improper and not permitted. The Company’s relationship with public officials shall in all respects be of such a nature that the integrity and reputation of the officials and the Company will not be impugned in the event the full details of the relationship, including any gifts or entertainment, become a matter of public discussion. Please refer to the Company’s Political Contribution Policy for more information regarding political contributions made by the Company, or employees or directors of the Company acting on behalf of the Company.

D.Anti-Money Laundering Policy

Money laundering is the process by which individuals or organizations try to conceal illicit funds or make these funds look legitimate. The Company strictly prohibits money laundering. The laws in certain countries require the Company to report suspicious activity. If any officer, director or employee deals directly with customers or vendors, the following examples may be indications of potential money laundering: attempts to make large payments in cash; payments by someone who is not a party to the contract; requests to pay more than what is provided by the contract; payments made in currencies other than those specified in the contract; payments from an unusual account; and transactions forming an unusual pattern or many repetitive cash payments. If any officer, director or employee suspects a transaction in they are participating has indicators of money laundering, they should contact the Company’s Compliance Officer, Law Department or the AlertLine hotline. Please refer to the Company’s Economic Sanctions and Anti-Money Laundering Laws Compliance Policy for additional information on the Company’s anti-money laundering policy.

IV.EMPLOYMENT AND PERSONNEL PRACTICES

A.General

Every officer, director, and employee of the Company shall at all times abide by the strict legal requirements governing employment practices and employee relations. In addition, every person coming in contact with the Company, as an employee, customer, supplier, candidate for employment, or other third party, shall be treated fairly, courteously and respectfully. The Company has previously published its policies on discrimination and harassment as well as on the employment relationship in the Employee Handbook, and this Policy is meant as a supplement to such previously published policies.

B.Non-Discrimination

The Company shall not discriminate against any person on the basis of race, religion, national origin, age, sex, disability or veteran’s status or other characteristic or status protected by applicable federal, state or local laws. This prohibition on discrimination applies to practices in recruiting, employment, training, promotion, working conditions, compensation, benefits, job rules, discipline, and all other aspects of employment and employee relations.

C.Harassment

The Company is committed to maintaining a work environment that is free from intimidation and harassment. Company policy prohibits sexual, racial, and other unlawful harassment in the workplace. The Company will not tolerate undue influence, offensive behavior, sexual harassment, intimidation, or other disrespectful conduct by one employee toward another or by an employee toward a customer or supplier. Neither shall any employment or employee relations matter be decided based upon the existence or non-existence of any personal non-business relationship between employees.

D.Employment Contracts

The Company shall not enter into any contract of employment without the prior written approval of the Compensation, Nominating and Corporate Governance Committee of the Board of Directors of the Company.

E.Employee Record Confidentiality

The personnel records of all Company employees shall be treated as the confidential information of the Company. No Company officer, director or employee shall copy or release any personnel or salary record to any third party, nor shall any private personal information contained in any personnel record be disclosed to any third party without the prior written approval of the Law Department. Employees with authorized access to personnel or salary records shall institute measures to prevent the disclosure of any such records under their control.

F.Health and Safety

The Company is firmly committed to providing a safe and healthy work environment and intends to comply with all health and safety laws applicable to our business. To this end, we must rely upon employees to ensure that the workplace is kept clean, safe, and free of hazardous conditions, harassment and abusive conduct. Employees are required to be conscientious about workplace safety, including proper operating methods, professional conduct and recognize dangerous situations, conditions or hazards. Any unsafe conditions, potential hazards, harassment or abusive conduct should be reported to management immediately, even if the problem appears to be corrected.

Periodically, the Company may issue updates to rules and guidelines governing workplace safety and health. All employees should familiarize themselves with these rules and guidelines, including but not limited to the Employee Handbook and the Safety Handbook, as strict compliance will be expected.

V.TRANSACTIONS IN SECURITIES

A.Trading in Company Securities

Directors, officers and employees are prohibited from trading in Company securities when they have material information which is not publicly known. Information is considered material if it would be considered important by investors making decisions whether to purchase, sell or hold the securities of the company in question. Even when a director, officer or employee lacks undisclosed material information, it is a prudent practice to trade only when it is unlikely there is any unannounced material information anywhere within the Company. Please refer to the Company’s Policy on Securities Trading for additional information regarding “blackout periods.” Therefore, it is the Company’s policy that each director, officer and employee obtain written or emailed approval from the Law Department before making any trade in Company securities. The Company has previously published its Policy on Securities Trading and this Policy is meant as a supplement to such previously published Policy on Securities Trading.

Directors, officers and employees should not engage in short-term speculation in Company securities, nor should they engage in any transaction where they profit if the value of Company securities falls.

B.Trading in the Securities of Other Companies

No employee, officer or director, who in the course of working for the Company, learns of material non-public information about a company with which the Company has a relationship or does business, including a customer or supplier of the Company, may trade in that company's securities until the information becomes public or is no longer material.

C.Transactions by Others

No director, officer or employee shall in any way encourage any third party to engage in any transaction in which the director, officer or employee himself or herself cannot engage. No director, officer or employee shall intentionally or inadvertently communicate material non- public information to any third party.

D.Transactions by Officers and Directors

Officers and directors of the Company are subject to additional statutory restrictions covering transactions in Company securities. These restrictions (a) prohibit officers and directors from profiting on transactions within a six month period, (b) prohibit them from selling the

Company’s stock short or engaging in other hedging transactions, and (c) may restrict the amount of securities some of them can sell within a three month period. Officers and directors of the Company should review proposed transactions in Company securities with the Law Department.

VI.FAIR AND ACCURATE REPORTING AND RECORDKEEPING

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in the reports that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company. All funds, assets and disbursements of the Company shall be properly recorded in the appropriate records and books of account. To assure the Company’s financial statements are maintained in accordance with generally accepted accounting principles or such other standards as may be appropriate and to assure that reports filed by the Company with the SEC are accurate and complete, the following policies are specifically adopted:

1.Full Disclosure of Accounts. No secret or unrecorded fund of monies or other assets of the Company shall be established or maintained, and all payments and disbursements shall be properly recorded on the books and records of the Company.

2.Accurate Entries to Accounts. The making of false or fictitious entries on the books and records of the Company and the issuance of false or misleading reports pertaining to the Company and its operations are prohibited, and no employee or officer shall engage in any transaction that requires or contemplates such prohibited activities on the part of the Company.
3.Accurate Expense Accounts. All employees who seek reimbursement from the Company for expenses shall keep and submit to the Company complete and accurate records of such expenditures and their business purpose.

Business records and communications often become public, and employees should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies. This applies equally to email, internal memos and formal reports.

Records retention policies seek to establish consistent practices concerning how long records should be kept and when, in the normal course of business, they should be destroyed. All employees must comply at all times with all laws, rules and regulations relating to records preservation and all document or record preservation notices. Records must be maintained for the duration of the assigned retention periods. A record is any information, regardless of physical format, which has been created or received in the transaction of the Company’s business. Physical format of a record includes paper documents, CDs, DVDs, computer hard disks, email, floppy disks, microfiche, microfilm or all other media. The retention and proper disposal of the Company’s records shall be in accordance with established Company policies and applicable legal and regulatory requirements.

If the existence of any pending or threatened legal action, subpoena or investigation is known or reported to you, promptly contact the Law Department. You must retain all records that may relate to any pending or threatened legal action, subpoena or investigation. If you have a question as to whether a record pertains to a pending or threatened legal action, subpoena or investigation, contact the Law Department before disposing of the record in question.

VII.DISCLOSURE OR USE OF COMPANY INFORMATION

A.General

Each employee shall safeguard and keep private all Company proprietary and confidential information, including without limitation, trade secrets, trademarks, trade names or other intellectual property, as well as all such information relating to the Company’s customers and employees. The disclosure of such Company information shall be permitted only when required by law and the approval of the Law Department shall be obtained prior to the release of such information. Absent such approval, it shall be considered a violation of trust for any director, officer or employee:

1.to use or release to a competitor, or any other third party any data on decisions, plans, or any other information concerning the Company which might be prejudicial to the interests of the Company;

2.to appropriate, for their own use or for the unauthorized use by a third party, any Company technology, software, trade secrets or written materials (whether or not copyrighted or patented), business information, including but not limited to contracts, sales or customer information, marketing or other plans, data relating to costs and suppliers, system design information, manuals, computer tapes, discs, data processing records, financial data, or any other confidential or proprietary matters of any nature whatsoever;

3.to copy, use, or release any employee data, personnel records, or any other private information concerning the Company’s current or former employees except to those within and outside the Company who need to know such information, in furtherance of a legitimate purpose, performance of duties, discharge of legal obligation and whose possession of such information will not give rise to a conflict of interest or appearance of misuse thereof; or

4.to use or release any undisclosed material information concerning the Company, its plans or its performance, or any unpublished facts bearing upon the Company’s business, plans, or performance.

B.Outside Inquiries and Requests for Information

If any third party makes contact with any Company personnel requesting an interview or seeking information concerning any Company-related matter, or if any media representative requests an interview or seeks information or opinions concerning any Company-related matter, whether or not the matter is confidential or proprietary, the requestor should be instructed to address its inquiry directly to the Investor Relations and Law Departments so that questions can be answered with appropriate care by authorized personnel having unrestricted access to the Company's information resources. Employees with certain responsibilities will periodically be requested to complete a questionnaire similar to the one presented below.

VIII.PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, although incidental personal use may be permitted.

The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or criminal penalties.

IX.LOANS OR OTHER FINANCIAL TRANSACTIONS

No employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material tenant, contractor, real estate broker/agent, partner, lender or competitor of the Company. This guideline does not prohibit arms-length transactions with recognized banks, brokerage firms, other financial institutions or any company that is a material tenant, contractor, real estate broker/agent, partner, lender or competitor.

X.WAIVERS OF THE BUSINESS ETHICS AND CONDUCT POLICY

Any waiver of this Policy that applies to executive officers or directors may be made only by the Board of Directors or a committee of the Board of Directors and will be disclosed as required by law or stock exchange regulation.

Approved by the Compensation, Nominating and
Corporate Governance Committee on October 29, 2024 Approved by the Board of Directors on October 29, 2024

EQUITY LIFESTYLE PROPERTIES, INC.
Management Representation of Compliance with Company Policies

It is the responsibility of each Company officer, director, and employee to read and understand the ELS Business Ethics and Conduct Policy (the “Policy”), and to complete this questionnaire and promptly return it to the Company’s Human Resource Director at Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. If you have supervisory duties, it is also your responsibility to ensure that employees reporting to you have read and understand the Policy and comply with the Policy. In addition, if the answer to any of Questions 2(a) through 3 is “YES”, you must attach a brief explanatory statement disclosing the facts supporting your answer.

	YES	NO
1. Have you read the ELS Business Ethics and Conduct Policy and do you understand its contents?
2. Are you aware of any of the following practices relating to the Company’s affairs:
(a)    A situation or transaction described in the Conflicts of Interest, Corporate Opportunities and Violation of Trust guidelines set forth in the Policy regardless of whether or not that situation or transaction may have been disclosed or approved in accordance with the Policy?

(b) A violation of federal, state or local law?
(c) A fraud, embezzlement, unrecorded fund or account, or significant accounting error?
(d) An activity, practice or transaction in violation of the Compliance with Governmental Authorities guidelines Set forth in the Policy?
(e) An activity in violation of the Antitrust and Trade Regulation guidelines set forth in the Policy?
(f) An activity, payment or gift to governmental officials in violation of the Relationships with Governmental Officials guidelines set forth in the Policy?
(g) An activity, practice or transaction in violation of the Anti-Money Laundering Policy set forth in the Policy

(h) (i)	A practice in violation of the Employment and Personnel Practices guidelines of the Policy? A transaction in violation of the Transactions in Securities guidelines set forth in the Policy?
(j)	A practice in violation of the Fair and Accurate Reporting and Recordkeeping guidelines of the Policy?
(k)	An activity, practice or transaction in violation of the Disclosure or Use of Company Information guidelines set forth in the Policy?
(l)	A practice in violation of the Protection and Proper Use of Company Assets guidelines set forth in the Policy:
(m)	An activity, practice or transaction in violation of the Loans or Other Financial Transactions guidelines set forth in the Policy?
(n)	Any violation of the Waiver of the Business Ethics and Conduct Policy guidelines set forth in the Policy?
3. Are you aware of any of the following relationships with the Company’s external auditors, Ernst & Young (“E&Y”):
(a) Do you have a personal relationship with any employees of E&Y?
(b) Do you have a business relationship with E&Y?
(c) Do you serve as an officer or director, or have a 10% or greater ownership interest in, any entity that has a business relationship with E&Y?
(d) Does E&Y provide professional tax services to you or your immediate family members?
(e) Do you have a spouse, spousal equivalent, dependent, parent, sibling, or nondependent child who is a partner or employee of E&Y?

4.Are you aware of any other transaction, practice, activity, event or circumstance which you believe should be brought to the Company’s attention?

The foregoing answers and any attached explanatory statements are true and correct to the best of my knowledge and belief.

I have received, read, understand and will retain a copy of the Equity LifeStyle Properties, Inc. Business Ethics and Conduct Policy and comply with such Policy.

Name     Signature     Position     Date     Property

This acknowledgment is to be completed by all employees of Equity LifeStyle Properties, Inc. and its affiliates and returned to the Company’s Human Resources department.